Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
QA Holdings, LP:
We consent to the use of our report dated April 30, 2009, with respect to the consolidated balance sheet of QA Holdings, LP as of December 31, 2008, and the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the years in the two-year period ended December 31, 2008, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Houston, Texas
December 9, 2010